UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2009

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 9, 2009, Raser Technologies, Inc. (the "Company") entered into an agreement (the "Agreement") by and among, Trail Canyon Geothermal No. 1 SV-02, LLC ("Trail Canyon"), Raser Power Systems, LLC, the Company and Pratt & Whitney Power Systems, Inc. ("Pratt"). The Company previously entered into several agreements with UTC Power Corporation ("UTCP") relating to the purchase of PureCycle geothermal heat-to-electricity units (the "Units") and the financing and development of certain geothermal power plants. These agreements were subsequently assigned to Pratt, an affiliate of UTCP. Pursuant to the Agreement, the Company and Pratt agreed to terminate the following agreements:
(a) Purchase Contract, dated as of December 23, 2008, between UTCP and the Company;
(b) Service Agreement, dated as of December 23, 2008, between UTCP and the Company;
(c) Purchase Contract, dated as of December 23, 2008, between UTCP and Trail Canyon;
(d) Service Agreement, dated as of December 23, 2008, between UTCP and Trail Canyon;
(e) Letter Agreement, dated August 31, 2008, between UTCP and the Company; and
(f) Sourcing and Development Agreement, dated April 6, 2007, between UTCP and the Company (collectively, the "Terminated Agreements").
Under the terms and conditions of the Agreement, the Company agreed to transfer title of all Units, free and clear of all liens and encumbrances, to Pratt, which were previously delivered to the Company at the Company's Thermo No. 1 geothermal power plant and the Trail Canyon geothermal power plant site. The Company and Pratt also agreed that, until the earlier of April 9, 2012 and the date on which the Company has installed 200 Units (in addition to the Units installed at the Thermo No. 1 geothermal power project), Pratt will be the exclusive provider to the Company of heat-to-electricity equipment used for any merchant power plant project developed by the Company or any of its affiliates so long as Pratt can meet the needs of the particular project. Pratt agreed that it would maintain fifty Units in inventory that would be allocated to the Company and that the Company would receive preferential pricing for a period lasting until April 9, 2011.
Pursuant to the Terminated Agreements, the Company had previously paid to UTCP non-refundable deposits totaling $8,855,250. As part of the Agreement, $1,500,000 of these deposits were retained by Pratt as a restructuring charge. Pratt agreed to refund the remaining $7,355,250 of deposits (the "Deposit Refund"), subject to the satisfaction of certain conditions. The purpose of the Deposit Refund is to help facilitate payment for certain work necessary for the completion of the Company's Thermo No. 1 power plant, including the payment of certain existing accounts payable. Accordingly, Pratt is only required to distribute portions of the Deposit Refund if the Company (1) provides reasonable documentation to Pratt evidencing the work performed at the Thermo No. 1 site by a third party vendor; (2) provides reasonable documentation to Pratt evidencing the payment of such third party vendor; and (3) represents that the amount of the Deposit Refund to be paid is related solely to the Thermo No. 1 site and is necessary to keep the project moving forward. Any difference between the Deposit Refund and the amounts paid to third party vendors will be held by Pratt until the Thermo No. 1 site achieves successful performance testing and Pratt is paid in full for the unbilled portion of amounts owed under certain agreements between UTCP and the Company. While the Thermo No. 1 plant is operational and the Company is selling electricty to The City of Anaheim in accordance with its power purchase agreements, the Thermo No. 1 Plant is not currently operating at full capacity. As disclosed in the Company's Annual Report on Form 10-K, the Company expects that additional construction and drilling costs will be incurred during 2009 so that the power plant will be able to operate at or near full capacity. The Agreement will facilitate the payment of a portion of these costs, including existing accounts payable for work that has already been performed. The Company expects the Thermo No. 1 power plant to become operational at or near full capacity by July 2009.

The foregoing description of the Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is filed as an exhibit hereto and is hereby incorporated by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.        Description
10.1        Agreement, among Raser Technologies, Inc., Trail Canyon Geothermal No. 1 SV-02, LLC, Raser Power Systems, LLC, and Pratt & Whitney Power Systems, Inc., dated as of April 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 16, 2009	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Agreement, among Raser Technologies, Inc., Trail Canyon Geothermal No. 1, SV-02, LLC, Raser Power Systems, LLC, and Pratt & Whitney Power Systems, Inc., dated as of April 9, 2009